NEW DIMENSIONS IN MEDICINE, INC.

                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                  AND SCHEDULE

                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR

                  THE TEN-WEEK PERIOD ENDING DECEMBER 31, 1994

                         TOGETHER WITH AUDITORS' REPORT

                        NEW DIMENSIONS IN MEDICINE, INC.

                                AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                  AND SCHEDULE


Consolidated Financial Statements:

       Report of Independent Public Accountants

       Consolidated Balance Sheets

       Consolidated Statements of Operations

       Consolidated Statements of Stockholders' Equity

       Consolidated Statements of Cash Flows

       Notes to Consolidated Financial Statements


Financial Statement Schedule:

       Schedule II - Valuation and Qualifying Accounts and Reserves


Schedules other than that listed above have been omitted as the information has been included in the consolidated financial statements and related notes, or is not applicable or not required.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of New Dimensions in Medicine, Inc.:

We have audited the accompanying consolidated balance sheets of NEW DIMENSIONS IN MEDICINE, INC. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the ten-week period ending December 31, 1994. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully discussed in Note 2 to the consolidated financial statements, on October 18, 1995, New Dimensions in Medicine, Inc. entered into a definitive agreement with CONMED Corporation (CONMED), whereby CONMED would acquire substantially all of the assets and certain trade payables of the Company, except for the Company's footpump compression and international wound care business. Additionally, pursuant to a separate agreement, the Company will sell the assets and technology of the international wound care business to Paul Hartmann AG. Consequently, the Company intends to wind-down operations, sell its remaining assets and distribute the net proceeds to its stockholders.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Dimensions In Medicine, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the ten-week period ending December 31, 1994 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not demonstrated the ability to achieve sustained earnings from operations. In addition, as discussed in Notes 2 and 4 to the consolidated financial statements, the Company has incurred approximately $1.0 million of professional fees ($.6 million still owed at December 31, 1995) related to the consummation of the pending asset sales transactions and the Company's bridge loan facility matures May 31, 1996. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the Index to Consolidated Financial Statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                             ARTHUR ANDERSEN LLP

Dayton, Ohio,
February 14, 1996

                      NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31, 1995 AND 1994
                                    (DOLLARS IN THOUSANDS)

                                                                December 31,    December 31,
                                                                   1995             1994
                                                                 --------         --------
                              ASSETS
                              ------
CURRENT ASSETS:
   Cash and cash equivalents (Note 3) ...................        $  1,923         $    951
   Restricted cash (Note 3) .............................             173              179
   Receivables, net (Notes 3, 4 and 6) ..................           3,567            5,386
   Receivable from Diversified Liquidating Trust (Note 1)            --                361
   Inventories (Notes 3 and 4) ..........................           5,504            6,712
   Prepaid expenses and other current assets ............             295              365
                                                                 --------         --------
           Total current assets .........................          11,462           13,954
                                                                 --------         --------

PROPERTY, PLANT AND EQUIPMENT, net  (Notes 3 and 4) .....          10,370           11,326
INTANGIBLE ASSETS, net (Notes 3 and 5) ..................           8,026            8,681
OTHER LONG-TERM ASSETS, net .............................             255              464
                                                                 --------         --------
           Total assets .................................        $ 30,113         $ 34,425
                                                                 ========         ========

               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------

CURRENT LIABILITIES:
   Revolving line of credit (Note 4) ....................        $   --           $  2,500
   Current maturities of long-term debt (Note 4) ........             803              806
   Bridge loan (Note 4) .................................             600             --
   Accounts payable (Note 6) ............................           2,562            3,373
   Accrued compensation and benefits ....................             736            1,729
   Accrued professional fees (Note 2) ...................           1,255              805
   Accrued severance ....................................            --                473
   Other accrued liabilities ............................             896              783
                                                                 --------         --------
           Total current liabilities ....................           6,852           10,469
                                                                 --------         --------

LONG-TERM DEBT, LESS CURRENT MATURITIES (Note 4)                    8,100            5,204
                                                                 --------         --------

                      NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS - Continued
                               AS OF DECEMBER 31, 1995 AND 1994
                                    (DOLLARS IN THOUSANDS)

                                                                December 31,    December 31,
                                                                   1995             1994
                                                                 --------         --------
COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value; 20,000,000 shares
      authorized; 4,326 shares issued and outstanding
      at December 31, 1995 (Notes 1, 3 and 7) ...........              43               43
   Additional paid-in capital ...........................          18,457           18,457
   Retained earnings (deficit) ..........................          (3,339)             252
                                                                 --------         --------
           Total stockholders' equity ...................          15,161           18,752
                                                                 --------         --------
           Total liabilities and stockholders' equity ...        $ 30,113         $ 34,425
                                                                 ========         ========




                 The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF OPERATIONS

                       FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE

                           TEN-WEEK PERIOD ENDING DECEMBER 31, 1994

                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                 10-Week
                                                                Year Ended     Period Ended
                                                               December 31,    December 31,
                                                                  1995             1994
                                                               ------------    -------------
NET SALES (Note 6) .....................................        $ 29,536         $  7,398

COST OF SALES ..........................................          17,675            4,286
                                                                --------         --------
         Gross profit ..................................          11,861            3,112

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES

PROFESSIONAL FEES RELATED TO ASSET SALES (Note 2) ......             950             --

RESTRUCTURING CHARGE (Note 3) ..........................           1,471             --
                                                                --------         --------
         Income (loss) from operations .................          (3,115)             586

OTHER INCOME (EXPENSE):
         Interest expense, net .........................            (576)            (120)
         Other income, net .............................             288                7
                                                                --------         --------
         Income (loss) before provision for income taxes          (3,403)             473

PROVISION FOR INCOME TAXES (Note 5) ....................             188              221
                                                                --------         --------
NET INCOME (LOSS) ......................................        $ (3,591)        $    252
                                                                ========         ========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (Note 3) .           4,316            4,312
                                                                --------         --------

NET INCOME (LOSS) PER SHARE ............................        $   (.83)        $    .06
                                                                ========         ========

                 The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                               NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      FOR THE YEAR ENDED DECEMBER 31, 1995

                              AND FOR THE TEN-WEEK PERIOD ENDED DECEMBER 31, 1994

                                                 (IN THOUSANDS)



                                       Common Stock (a)          Additional      Retained
                                     ---------------------        Paid-In        Earnings
                                     Shares        Amount         Capital        (Deficit)          Equity
                                     -----        --------        --------        --------          --------
Balance, October 15, 1994            4,312        $     43        $ 18,457        $   --            $18,500(b)

Net income ...............            --              --              --               252              252
                                     -----        --------        --------        --------          --------

Balance, December 31, 1994           4,312              43          18,457             252           18,752

Issuance of Common Stock .              14            --              --              --               --
      Shares (Note 1)

Net loss .................            --              --              --            (3,591)          (3,591)
                                     -----        --------        --------        --------          --------

Balance, December 31, 1995           4,326        $     43        $ 18,457        $ (3,339)         $ 15,161
                                     =====        ========        ========        ========          ========


(a) Represents the number of shares issued in accordance with the Plan of Reorganization (refer to Notes 1 and 3 for further discussion).

(b) Represents the opening Stockholders' Equity balance as determined under fresh-start reporting (see Note 1 for further discussion).


           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                          NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
                              TEN-WEEK PERIOD ENDING DECEMBER 31, 1994
                                           (IN THOUSANDS)

                                                                                         10-Week
                                                                        Year Ended     Period Ended
                                                                       December 31,    December 31,
                                                                           1995            1994
                                                                         -------         -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) ............................................        $(3,591)        $   252
   Adjustments to reconcile net income (loss) to
     cash provided by operating activities:
      Depreciation and amortization .............................          2,076             530
      Restructuring charge ......................................          1,471            --
   Change in other current assets and liabilities:
         Receivables ............................................          2,166             (80)
         Inventories ............................................             20           1,267
         Prepaid expenses and other current assets ..............             (1)            (70)
         Accounts payable .......................................         (1,724)           (733)
         Accrued liabilities ....................................             10            (370)
                                                                         -------         -------
                  Cash provided by operating activities .........            427             796
                                                                         -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions of property, plant and equipment ...................           (374)            (65)
   Decrease in restricted cash ..................................              6             164
   Increase in other long-term assets ...........................            (80)           --
                                                                         -------         -------
                  Cash provided by (used in) investing activities           (448)             99
                                                                         -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Short-term borrowing .........................................            600            --
   Long-term borrowing ..........................................          1,200            --
   Payment of long-term debt ....................................           (807)           (401)
                                                                         -------         -------
                  Cash provided by (used in) financing activities            993            (401)
                                                                         -------         -------
                  Net increase in cash and cash equivalents .....            972             494
                                                                         -------         -------
Cash and cash equivalents, beginning of period ..................            951             457
                                                                         -------         -------
Cash and cash equivalents, end of period ........................        $ 1,923         $   951
                                                                         =======         =======

                          NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF CASH FLOWS -- Continued

                          FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
                              TEN-WEEK PERIOD ENDING DECEMBER 31, 1994
                                           (IN THOUSANDS)

                                                                                         10-Week
                                                                        Year Ended     Period Ended
                                                                       December 31,    December 31,
                                                                           1995            1994
                                                                         -------         -------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest .....................................        $   636         $   112
                                                                         =======         =======

     Cash paid for income taxes .................................        $    92         $  --
                                                                         =======         =======





                 The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1995 AND 1994

                             (Dollars In Thousands)


1.   Company Reorganization and Nature of Business-

     (a) Business--

         New Dimensions in Medicine, Inc. (the Company) is a developer and manufacturer of electrocardiograph monitoring electrodes, electrosurgical products, circulatory aids and hydrogel wound dressings. The Company also purchases and resells other medical devices such as foot pumps and the associated accessories, generators and surgical tools. The Company is in a single line of business which includes two separate product lines. The majority of the Company's sales are to domestic customers (See Note 6c). The Company formerly conducted its business as "NDM Acquisition Corp.," incorporated in Minnesota and a wholly-owned subsidiary of MEI Diversified Inc..

     (b) Reorganization--

         NDM Acquisition Corp. (Old NDM) was a wholly-owned subsidiary of MEI Diversified Inc. (MEI), a Delaware corporation. On February 23, 1993, MEI filed a petition for relief under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code or Chapter 11) in the district of Delaware federal bankruptcy court. Pursuant to the Bankruptcy Code, MEI continued in the management and operation of its businesses and properties as debtors-in-possession. Old NDM was not a named party in this filing.

         On October 14, 1994, (the Effective Date), MEI emerged from Chapter 11, pursuant to the Amended Plan of Reorganization (the Plan) of the Official Committee of Unsecured Creditors for MEI Diversified Inc. et al, dated September 27, 1994, which was confirmed by the U.S. Bankruptcy Court on September 28, 1994. Under the Plan, Old NDM was merged into MEI, and MEI then restated its Certificate of Incorporation and changed its name to New Dimensions in Medicine, Inc. Pursuant to the Plan, all assets and liabilities of MEI were distributed to certain liquidating estates established under the Plan, except for certain tax attributes of MEI, the capital stock of certain nonoperating subsidiaries and the capital stock of Old NDM. As a result of the merger, all assets and liabilities of Old NDM became assets and liabilities of the Company except that all obligations and liabilities owed by Old NDM to MEI or any of its subsidiaries or affiliates were canceled pursuant to the Plan. The Plan also included a provision whereby the trust administrator for the Diversified Liquidating Trust would distribute $2,000 plus payment of certain professional fees to assist with the Company's working capital requirements. As of December 31, 1994 the Company had received $1,742 and the accompanying consolidated balance sheet reflects a receivable of $361. NDM collected this receivable in 1995. The Plan also approved the Company's authorization of twenty million shares of common stock. Beginning in April 1995, the Company began an initial issuance of 4,312 of these shares to certain former creditors of MEI and another 14 shares of common stock were issued in August 1995 to satisfy claims made by certain other former creditors of MEI. The Company received notice from the trust administrator in February 1996 that all such remaining claims of former MEI creditors were settled upon the issuance of an additional 102 shares. The issuance of these shares had no effect on the Company's stockholders' equity balance.

     (c) New Basis of Accounting-  Fresh Start Reporting--

         On the day after the Effective Date (October 15, 1994), the Company adopted American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization" ("SOP 90-7"). SOP 90-7 requires that the accompanying balance sheet be prepared on the basis that a new reporting entity has been created and that assets and liabilities should be recorded at their estimated fair values as of the Effective Date. This method of accounting is referred to as "fresh-start" reporting.

         Under fresh-start reporting, estimated fair values were determined by management with the assistance of independent appraisers. The valuation methodologies employed to determine the reorganization value of the Company included an income capitalization approach, a cost approach, and a sales comparison approach. Property, plant and equipment were valued using a combination of the cost approach and sales comparison approach. Intangible assets were valued using a combination of the cost approach and income capitalization approach. The estimated unleveraged reorganization value of the Company was computed using a discounted net cash flow technique utilizing an income capitalization approach. This specific technique takes into consideration (i) the discounted free cash flows generated by the Company through 1999, (ii) the discounted residual value of the Company at the end of 1999, and (iii) projected excess cash on hand at the Effective Date. For purposes of discounting values, a weighted average cost of capital rate of 16.5% was utilized throughout the analysis.

         On the Effective Date, all of the claims against MEI were released and discharged pursuant to the Plan and became claims against the MEI Liquidating Estates. In addition, any and all defaults arising under contracts or agreements of Old NDM as a result of the merger of Old NDM into MEI under the Plan, or as a result of the distribution of Company stock to creditors as provided under the Plan, shall be unenforceable against the Company.

         The effect of the Plan on the Company's consolidated balance sheet as of October 15, 1994 was as follows:

                                                PRO FORMA CONSOLIDATED BALANCE SHEET
                                                           (In Thousands)

                                                                               Consummation
                                                                                of Plan of
                                                                              Reorganization                            Pro Forma
                                                  MEI Diversified    ----------------------------------               New Dimensions
                                                  Inc. Historical                                           Fresh      In Medicine,
                                                                     Debt Discharge   Exchange of Stock     Start          Inc.
                                                  ---------------    --------------   -----------------    --------    -------------
Assets
------
Current assets:
     Cash and cash equivalents                         $ 2,647         $ (1,847) (1)    $          0       $      0          $   800
     Marketable securities                               8,500           (8,500) (1)               0              0                0
     Receivables, net                                    4,742             (333) (1)               0              0            4,409
     Receivable from Diversified Liquid. Trust               0            1,258  (2)               0              0            1,258
     Inventories                                         8,184             (205) (1)               0              0            7,979
     Prepaid expenses and other current assets             375              (80) (1)               0              0              295
                                                       -------        ---------         ------------       --------          -------
             Total current assets                       24,448           (9,707)                   0              0           14,741
Property, plant and equipment, net                      16,853           (5,319) (1)               0              0  (3)      11,534
Nonoperating real estate                                 4,462           (4,462) (1)               0              0                0
Goodwill, net of accumulated amortization               24,990                0                    0        (24,990) (4)           0
Other assets, primarily intangibles                      4,255           (1,774) (1)               0          6,921  (3)       9,402
                                                       -------        ---------         ------------       --------          -------
             Total assets                              $75,008        $ (21,262)        $          0       $(18,069)         $35,677
                                                       =======        =========         ============       ========          =======
Liabilities and Stockholders' Equity
------------------------------------
Current liabilities:
     Revolving line of credit                          $ 2,500        $       0         $          0       $      0          $ 2,500
     Current maturities of long-term debt                  826              (20) (1)               0              0              806
     Accounts payable                                    4,982             (876) (1)               0              0            4,106
     Accrued compensation and benefits                   1,862                0                    0              0            1,862
     Pre-petition liabilities not subject
         to compromise                                   1,993           (1,993) (1)               0              0                0
     Other accrued liabilities                           4,468           (2,170) (1)               0              0            2,298
                                                       -------        ---------         ------------       --------          -------
             Total current liabilities                  16,631           (5,059)                   0              0           11,572
Long-term debt, less current maturities                  5,605                0                    0              0            5,605
Pre-petition liabilities subject to compromise         116,773         (116,773) (1)               0              0                0
Deferred liabilities                                       285             (285) (1)               0              0                0
                                                       -------        ---------         ------------       --------          -------
             Total liabilities                         139,294         (122,117)                   0              0           17,177
                                                       -------        ---------         ------------       --------          -------

                                          PRO FORMA CONSOLIDATED BALANCE SHEET -- Continued
                                                           (In Thousands)

                                                                               Consummation
                                                                                of Plan of
                                                                              Reorganization                            Pro Forma
                                                  MEI Diversified    ----------------------------------               New Dimensions
                                                  Inc. Historical                                           Fresh      In Medicine,
                                                                     Debt Discharge   Exchange of Stock     Start          Inc.
                                                  ---------------    --------------   -----------------    --------    -------------
Stockholders' equity (deficit):
     Common stock, $.05 par value                          962                  0               (962) (5)         0                0
     Common stock, $.01 par value                            0                  0                 45  (1)         0               45
     Common stock warrants                               2,300                  0             (2,300) (5)         0                0
     Unrealized gain on marketable securities            1,150           (1,150) (5)               0              0                0
     Additional paid-in capital                         85,687           18,455  (1)           3,217 (5)          0           18,455
                                                                        (88,904) (5)               0              0
     Retained earnings (accumulated deficit)          (151,739)          81,097  (1)               0              0
                                                                         87,453  (5)               0              0
                                                                          1,258  (2)               0              0
                                                                              0                    0        (24,990) (4)
                                                                              0                    0          6,921  (3)           0
     Treasury stock, 562,000 shares, at cost            (2,646)           2,646  (5)               0              0                0
                                                       -------        ---------         ------------       --------          -------
         Total stockholders' equity (deficit)          (64,286)         100,855                    0        (18,069)          18,500
                                                       -------        ---------         ------------       --------          -------
                                                       $75,008        $ (21,262)        $          0       $(18,069)         $35,677
                                                       =======        =========         ============       ========          =======



                                   See accompanying Notes to Pro Forma Consolidated Balance Sheet.

                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

     (1) To record the following transactions made in connection with the Plan of Reorganization: a) the transfer of assets and liabilities from MEI Diversified, Inc. to the various Liquidating Trusts; and b) the issuance of New Dimensions in Medicine, Inc. Common Stock including the associated additional paid-in capital.

     (2) To  record  amounts  receivable  from  Diversified   Liquidating  Trust
         pursuant to the Plan of Reorganization.

     (3) To record adjustments to state the Company's property, plant and equipment and intangible assets at their fair values.

     (4) To record the write-off of goodwill in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

     (5) To write off the historical capital structure of the Company.

2.   Sale of Assets and Wind-Down of Operations-

     On October 18, 1995, the Company jointly announced with CONMED Corporation (CONMED) that it had entered into a definitive agreement, whereby CONMED would acquire for approximately $32.1 million substantially all of the assets and certain trade payables of the Company, except for the Company's footpump compression and international wound care business. Additionally, pursuant to a separate definitive agreement between the Company and Paul Hartmann AG (Hartmann), the Company will sell the assets and technology of the international wound care business to Hartmann for a purchase price of $5 million. The Company has incurred approximately $1.0 million of professional fees related to the consummation of these transactions (approximately $.6 million of which remains outstanding at December 31, 1995). The Company plans to close on both of the above asset sales on or about February 23, 1996.

     Pursuant to the above transactions, the Company intends to wind-down operations and sell its remaining assets. Additionally, the Company intends to distribute the net proceeds from the above discussed asset sales to its stockholders. These proposed transactions are subject to regulatory approvals and approval by the Company's shareholders. The consolidated financial statements do not reflect any adjustments to the carrying amounts of its assets and liabilities relating to the impact of the above sale transactions.

3.   Basis of Presentation and Summary of Significant Accounting Policies-

     (a) Basis of Presentation--

         The accompanying consolidated financial statements include the accounts of New Dimensions in Medicine, Inc. and its subsidiaries. All significant intercompany account balances and transactions between the Company and its subsidiaries have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
         Actual results could differ from those estimates.

     (b) Cash and Cash Equivalents--

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Under the Company's long-term debt agreement, the Company is required to make monthly principal payments of $67 to an escrow account, as semiannual installments of $400 are due through May 1, 2002. Funds set aside in escrow amounted to approximately $173 and $179 as of December 31, 1995 and 1994, respectively.

     (c) Receivables--

         Receivables consisted of the following at December 31, 1995 and 1994:

                                                   December 31,     December 31,
                                                       1995             1994
                                                   ------------     ------------
         Trade (Note 6c)                              $4,515           $5,322
         Other                                           103              419
         Allowance for doubtful accounts              (1,051)            (355)
                                                      ------           ------
                                                      $3,567           $5,386
                                                      ======           ======

     (d) Inventories--

         Inventories are valued at the lower of cost (first-in, first-out) or market value. The following is a summary of the components of inventory at December 31, 1995 and 1994:

                                                   December 31,     December 31,
                                                       1995             1994
                                                   ------------     ------------
           Raw materials                              $3,032           $2,911
           Work-in-process                                50               37
           Finished goods                              3,397            4,850
           Inventory reserves                           (975)          (1,086)
                                                      ------           ------
                                                      $5,504           $6,712
                                                      ======           ======

     (e) Property, Plant and Equipment--

         As a result of the adoption of fresh-start reporting, property, plant and equipment were adjusted to their estimated fair values as of October 15, 1994. The following is a summary of the Company's property, plant and equipment and the associated accumulated depreciation at December 31, 1995 and 1994:

                                                   December 31,     December 31,
                                                       1995             1994
                                                   ------------     ------------
         Land                                         $   435          $   435
         Buildings and improvements                     2,134            2,128
         Machinery and equipment                        8,811            8,566
         Furniture and fixtures                           499              470
         Accumulated depreciation                      (1,509)            (273)
                                                      -------          -------
                                                      $10,370          $11,326
                                                      =======          =======

         Depreciation for financial reporting purposes is determined using the straight-line method. Accelerated depreciation methods are used for tax reporting purposes. Estimated useful lives for financial reporting purposes are as follows:

                                                     Years
                                                  ------------
         Buildings and improvements                 25 - 33
         Machinery and equipment                     8 - 10
         Furniture and fixtures                      5 - 10

         The adoption of fresh-start reporting did not result in any material change in the remaining lives of the Company's property, plant and equipment at October 15, 1994. Expenditures for renewals and improvements that extend the useful life of an asset are capitalized. Expenditures for the repair and maintenance of assets are expensed as incurred.

     (f) Intangible Assets--

         Intangible assets include patents and trademarks, which are amortized on a straight-line basis over their legal or estimated remaining useful lives of 10 to 15 years. Under the provisions of fresh-start reporting, the Company restated all intangible assets to their estimated fair values as of October 15, 1994.

         The following is a summary of the Company's patents and trademarks at December 31, 1995 and 1994:

                                                   December 31,     December 31,
                                                       1995             1994
                                                   ------------     ------------
         Patents                                      $7,496           $7,536
         Trademarks                                    1,305            1,302
         Accumulated amortization                       (775)            (157)
                                                      ------           ------
                                                      $8,026           $8,681
                                                      ======           ======

     (g) Revenue Recognition--

         The Company recognizes revenue upon shipment of the completed products. The Company's primary distributor is Baxter Healthcare Corporation (Baxter). Revenue is recorded at the contractual sales prices between Baxter and NDM. Amounts owed to Baxter for distribution services calculated under the terms of the contract are recorded as distribution expense. The Company may not offset amounts owed for distribution services with expected amounts due from Baxter.

     (h) Income Taxes--

         The Company provides for income taxes on timing differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes.

     (i) Research and Development Expenditures--

         Research and development expenditures of $814 and $174 are included in Selling, General and Administrative Expenses on the Consolidated Statements of Operations for the year ended December 31, 1995 and for the ten-week period ended December 31, 1994, respectively.

     (j) Net Income Per Share--

         As of December 31, 1995 and 1994, the Company was still in the process of distributing the shares of common stock to shareholders. For financial reporting purposes, net income per share has been computed based upon the weighted average number of shares outstanding during the periods (pro forma basis for 1994).

     (k) Reclassifications--

         Certain reclassifications of previously reported amounts have been made to conform with current classifications.

     (l) Reserve for general liability insurance claims--

         The Company is partially self-insured for general liability and property insurance claims, which are insured above a deductible amount of $25 per occurrence with a maximum aggregate deductible of $125 per year. The Company's estimate of liability for the self-insured claims is included in "other accrued liabilities" in the consolidated balance sheets.

     (m) Restructuring Charge--

         During 1995, the Company decided to forego the marketing of the footpump compression product line in the future due to the Company's inability to develop a sustained demand for the products and due to the patent infringement suit discussed in Note 6e. Accordingly, the Company recorded a $1,471 restructuring charge in 1995 to write-off the inventory, machinery, and patents related to the footpump compression product line.

4.   Credit Arrangements-

     (a) Line of Credit--

         The Company has a revolving line-of-credit agreement with a bank. During 1995, the revolving line-of-credit agreement was renegotiated and the maturity date was extended from June 30, 1995 to June 30, 1997. In addition the line was increased from $2.5 million to $4.0 million; $3.7 million of which was outstanding as of December 31, 1995 and $2.5 million was outstanding as of December 31, 1994. Borrowings under the line-of-credit bear interest at prime plus one half percent (9.00%) at December 31, 1995 and prime plus one percent (9.50%) at December 31, 1994. In addition, the Company negotiated a $1.0 million "bridge loan" with the same bank to assist in payment of the professional fees discussed in Note 2. The Company borrowed $.6 million under the bridge loan in December 1995 (all of which was outstanding at December 31, 1995). The bridge loan carries interest at prime plus one-half percent (9.00%) at December 31, 1995, and matures on May 31, 1996. Borrowings under the line and the bridge loan are collateralized by substantially all of the Company's assets.

     (b) Long-Term Debt--

         The Company's long-term debt includes a "floating-rate option" note ($5.2 million and $6.0 million outstanding at December 31, 1995 and 1994, respectively), which is secured by a letter of credit issued by its lender. The lender sets the interest rate on a weekly basis based on market conditions for similar debt. The Company has the option to fix the interest rate for periods of 1 to 10 years, as defined; the floating interest rate at December 31, 1995 and 1994 was 5.83% and 6.28%, respectively. Under the agreement, semiannual installments of $400 are due through May 1, 2002 (see Note 3b) The Company also pays an annual letter of credit facility fee of 1.75% of the outstanding loan balance. Borrowings under the note are collateralized by substantially all of the Company's assets.

         In addition, long-term debt at December 31, 1995 includes the $3.7 million line-of-credit due June 30, 1997.

         The Company's financing arrangements contain various covenants related to cash flow, debt-to-equity ratio, current ratio, capital expenditures, and tangible net worth, among others. In addition, the Company is prohibited from declaring or paying dividends on its common stock by such covenants. These covenants were amended to reflect the impact of the Company's fresh-start reporting.

         The Company's debt obligations mature as follows:

                 1996                         $1,403
                 1997                          4,500
                 1998                            800
                 1999                            800
                 2000                            800
                 Thereafter                    1,200
                                              ------
                                              $9,503
                                              ======

5.   Income Taxes-

     The  components  of the  provision  for  income  taxes  for the year  ended
     December 31, 1995 and for the ten-week period ending December 31, 1994, respectively, consist of the following:

                                                       1995             1994
                                                       ----             ----
     Currently payable-
            Federal                                    $ --             $ --
            State                                       188               61
     Deferred-
             Federal                                      -              160
                                                       ----             ----
                                                       $188             $221
                                                       ====             ====

     In accordance with SOP 90-7, the provision for federal income taxes of $160 in 1994 was treated as a reduction in the valuation allowance against the net operating losses discussed below that existed at the date of adoption of "fresh start" accounting and is credited against intangible assets. Future reductions in the valuation allowance which are in excess of intangible assets will be credited to additional paid-in capital.

     Deferred tax balances result from differences in the timing of recognition of certain transactions for book and tax purposes. At December 31, 1995 and 1994, the Company's deferred tax accounts include timing differences related to the following:

                                                            1995          1994
                                                           -------      -------
         Depreciation of property, plant and equipment     $  (617)     $(1,314)
         Incentive compensation ......................          36          127
         Amortization of intangible assets ...........      (1,280)      (1,372)
         Net operating loss carryforwards ............       6,970        6,154
         Valuation allowance .........................      (5,109)      (3,595)
                                                           -------      -------
                  Net long-term deferred tax asset ...     $  --        $  --
                                                           =======      =======

         Bad debt reserve ............................     $   431      $   165
         Vacation pay accrual ........................         155          193
         Inventory obsolescence reserve ..............         278          396
         Uniform capitalization rules ................         106           48
         Accrued severance pay .......................        --            213
         Other, net ..................................         189          214
         Valuation allowance .........................      (1,159)      (1,229)
                                                           -------      -------
                  Net short-term deferred tax asset ..     $  --        $  --
                                                           =======      =======

     As of December 31, 1995, the Company has available net operating loss carryforwards for income tax and financial reporting purposes of approximately $20.5 million, which will expire in varying amounts beginning in 2006. The Company's ability to utilize certain net operating loss carryforwards in any future year will be limited by the provisions of
     Section 382 of the Internal Revenue Code. Due to the uncertainty of utilizing the net operating loss carryforwards as a result of the Company's operating losses, a valuation allowance has been recorded against the net operating loss carryforwards. In addition, no other deferred tax balances have been recognized in the accompanying consolidated balance sheets due to the existence of these net operating loss carryforwards.

6.   Commitments and Contingencies-

     (a) Retirement Plans--

         The Company has a qualified 401(k) and discretionary profit sharing plan. Employees may contribute up to 12% of their annual compensation to the 401(k) plan, and the Company makes matching contributions of up to 2-1/2% of the employee's annual compensation. Discretionary contributions may be made for each plan year in an amount determined by the Company. The Company made matching contributions of $178 and $24 for the year ended December 31, 1995 and for the ten-week period ending December 31, 1994.

     (b) Postretirement Health Care Benefits--

         The Company allows employees, spouses and surviving spouses to participate in the Company's group health insurance programs from retirement to age 65 as required by federal law. The cost of such participation is borne by the former employee or surviving spouse and, accordingly, no liability is recorded by the Company.

     (c) Distribution Agreement and Significant Customer--

         A substantial portion of the Company's annual revenues (approximately 70%) are derived from sales of the Company's products through Baxter Healthcare Corporation (Baxter). The Company and Baxter have entered into an agreement (effective January 1, 1995) for the distribution of all of the Company's products in the United States, with an initial term that expires December 31, 1996. The Company has the option to extend the term of the agreement for three additional successive one-year periods. Prior to January 1, 1995, the Company's distribution agreement with Baxter contained an exclusive right by Baxter to distribute the Company's critical care products to approximately one thousand U.S. hospitals that were customers of Baxter on January 1, 1992. The Company provided Baxter with additional payments if the aggregate sales revenue distributed under the agreement exceeded an established base amount in effect for each year. At December 31, 1995 and 1994 under the terms of the prior agreement, the Company owed Baxter approximately $922 and $1,824, respectively, which is included in accounts payable in the accompanying consolidated balance sheets. Receivables as of December 31, 1995 and 1994, respectively, include $2,848 and $3,660 due from a unit of Baxter.

     (d) Severance Compensation Agreements--

         The Company has severance compensation agreements with certain of its executives. Such agreements provide for the payment over varying periods from 18 to 24 months to these executives of their annual base compensation, plus continuation of certain benefits. In addition, the Company is obligated to pay these executives a cash payment equal to a percentage of the proceeds to shareholders in the event a change in control (as defined) within a one-year period is followed by a termination of employment The maximum contingent liability of the Company pursuant to such agreements is approximately $2,643 at December 31, 1995.

         At the closing of the sales of assets to CONMED and Hartmann (discussed in Note 2), these executives will be entitled to receive payment of severance benefits. The Company intends to pay the severance benefits from the proceeds upon closing of the above transactions. Accordingly, the accompanying consolidated financial statements do not include any provision related to these agreements.

     (e) Litigation--

         The Company is involved in various litigation arising in the normal course of business. In particular, the Company was informed in July 1995 that a U.K patent court had ruled in favor of a competitor (plaintiff) related to a patent infringement suit against NDM (U.K.) Limited, the distributor of NDM products in the U.K. This ruling has effectively impaired the Company's ability to market its footpump compression products in the United Kingdom. Following the ruling, the plaintiff appealed to the court to recover its litigation costs from the Company, even though NDM was not a party to the suit. In January 1996, the court ruled in favor of the plaintiff's action, rendering NDM liable for the plaintiff's litigation costs of approximately $500. The Company has subsequently obtained an indemnification agreement from Kinetics Concepts, Inc. (KCI), a Texas Corporation, whereby KCI has agreed to hold NDM harmless from the plaintiff's litigation costs in exchange for the right to pursue an appeal of the U.K. patent court's original ruling. Accordingly, no provision has been made in the accompanying consolidated financial statements to cover such costs. In the opinion of management, the ultimate disposition of this matter should not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

     (f) Purchase Commitments--

         The Company has purchase commitments with various suppliers which amount to approximately $1,020 at December 31, 1995.

7.   Stockholder Rights Agreement-

     Pursuant to the Plan, the Company adopted a Stockholder Rights Agreement (the Rights Agreement). Under the Rights Agreement, the Company declared a distribution of one right for each share of common stock outstanding on November 4, 1994. One right will also be issued for each share of common stock issued through such time that a person or group acquires beneficial ownership of 25% or more of the outstanding common stock (the Rights Distribution Date). Each right entitles the holder to purchase from the Company one or more shares of common stock at one half of the current market price. The rights are not exercisable until the Rights Distribution Date, but may be redeemed by the Company for $.01 per right at any time.

8.   Disclosure about Fair Value of Financial Instruments-

     For certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Consequently, such instruments are not included in the following table, which provides information regarding the estimated fair values of the Company's other financial instruments at December 31, 1995 and 1994:

                                                       1995                        1994
                                              ------------------------     -----------------------
                                              Carrying      Estimated      Carrying     Estimated
                                               Amount       Fair Value      Amount      Fair Value
                                              --------      ----------     --------     ----------
     Revolving line of credit                  $3,700        $3,700         $2,500        $2,500
     Bridge loan                               $  600        $  600         $  --         $  --
     Floating-rate option note                 $5,200        $4,985         $6,000        $5,731

     The revolving line-of-credit and bridge loan variable rate facilities are carried at amounts that approximate fair value. The estimated fair value of the floating-rate option note is based on the present value of the underlying cash flows discounted at NDM's current borrowing rates for similar types of debt.

9.   Supplementary Data (Unaudited )-

     NDM's results of operations for each of the quarters in the year ended December 31, 1995 are summarized below.

                                                      1995 Quarter Ended (Unaudited)
                                         -------------------------------------------------------
                                         March 31     June 30      September 30      December 31
                                         --------     -------      ------------      -----------
     Net Sales                            $7,578       $8,256          $7,200         $ 6,502

     Gross Profit                          3,368        3,559           2,991           1,943

     Income (loss) from
     operations                              303          391            (265)         (3,544)
                                          ------       ------          ------         -------
     Net income (loss)                    $  152       $  203          $ (250)        $(3,696)
                                          ======       ======          ======         =======
     Net income (loss) per share          $  .04       $  .05          $ (.06)        $  (.85) (a)
                                          ======       ======          ======         =======

     (a) Due to rounding, the sum of the quarterly amounts does not equal the total for the year.

                                                                                                        SCHEDULE II




                                 NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES
                                   VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                        FOR THE YEAR ENDED DECEMBER 31, 1995
                                                   (IN THOUSANDS)



                                           Additions
                                           Balance at         Charged to
                                           Beginning           Costs and         Deductions From      Balance at
       Classification                      of Period           Expenses             Reserves         End of Period
-----------------------------              ----------         ----------         ---------------     -------------
Year ended December 31, 1995:

     Inventory reserve                       $1,086             $712                $823                $  975

     Allowance for doubtful                  $  355             $721                $ 25                $1,051
     accounts

10-week period ended
December 31, 1994:

     Inventory reserve                       $1,164             $ 72                $150                $1,086

     Allowance for doubtful                  $  436             $  0                $ 81                $  355
     accounts
